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Exhibit 99
LANVISION SYSTEMS, INC.

                 CONDENSED CONSOLIDATED PRO FORMA BALANCE SHEET
                             As of January 31, 2000
                                     Assets


                                    UNAUDITED

Current assets:                                                      Pro Forma Entries Pro Forma Balances
    Cash and cash equivalents                       $  5,411,920         2,949,815         8,361,735
    Accounts receivable, net of allowance for
      doubtful accounts of $385,000                    3,936,326          (900,000)        3,036,326
    Unbilled receivables                                 986,323                             986,323
    Note receivable                                           --           900,000           900,000
    Other                                                465,190           (49,815)          415,375
                                                    -------------------------------------------------
          Total current assets                        10,799,759         2,900,000        13,699,759

Property and equipment:
    Computer equipment                                 4,423,753        (1,755,957)        2,667,796
    Computer software                                    659,993          (156,480)          503,513
    Office furniture, fixtures and equipment           1,379,043           (78,785)        1,300,258
    Leasehold improvements                               648,230          (507,034)          141,196
                                                    -------------------------------------------------
                                                       7,111,019        (2,498,256)        4,612,763
    Accumulated depreciation and amortization         (4,478,444)        1,074,795        (3,403,649)
                                                    -------------------------------------------------
                                                       2,632,575        (1,423,461)        1,209,114
Capitalized software development costs, net of
   accumulated amortization of $1,100,228                869,701                --           869,701
Other                                                    293,084                --           293,084
                                                    -------------------------------------------------
                                                    $ 14,595,119         1,476,539        16,071,658
                                                    =================================================


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  Liabilities, Convertible Redeemable Preferred Stock and Stockholders' Equity

                                    UNAUDITED

Current liabilities:                                              Pro Forma Entries   Pro Forma Balances
  Accounts payable                               $    666,646                               666,646
  Accrued compensation                                433,046                               433,046
  Accrued other expenses                            2,283,080             87,000          2,370,080
  Deferred revenues                                 1,539,596                             1,539,596
                                                 --------------------------------------------------
        Total current liabilities                   4,922,368             87,000          5,009,368

Long-term debt                                      6,000,000                             6,000,000
Long-term accrued interest                          1,331,289                             1,331,289

Convertible  redeemable  preferred  stock,
 $.01 par  value per Share, 5,000,000
 shares authorized                                         --                                  --

Stockholders' equity:
  Common stock, $.01 par value per share,
    25,000,000 shares authorized, 8,896,500
    shares issued                                      88,965                                88,965
  Capital in excess of par value                   35,003,931                            35,003,931
  Treasury stock, at cost, 58,467 shares             (277,921)                             (277,921)
  Accumulated (deficit)                           (32,473,513)         1,389,539        (31,083,974)
                                                 --------------------------------------------------
        Total stockholders' equity                  2,341,462          1,389,539          3,731,001
                                                 --------------------------------------------------
                                                 $ 14,595,119          1,476,539         16,071,658
                                                 ===================================================




Notes:

On January 20, 2000, the Company entered into an Asset Purchase Agreement ("The Agreement") to sell its Virtual Healthware Services division's centralized data center. Under the terms of The Agreement, the buyer agreed to pay LanVision $2,900,000 and assume certain liabilities. The transaction closed on February 11, 2000. The Company received $2,000,000 at the time of the closing and a $900,000 promissory note from the buyer, which is payable in twelve equal monthly installments beginning March 1, 2000. During the first quarter of Fiscal 2000, the Company will record an approximately $1,400,000 gain on the sale. Simultaneous with the sale, the Company entered into a services agreement with the buyer. Under the terms of this service agreement, in exchange for processing fees, the Company can use the data center to provide outsourcing services to LanVision customers.

In connection with the above sale, the Company's lender amended the loan agreement to require, among other new covenants, that the Company maintain a minimum cash and investments balance of $4,400,000, increasing to $5,300,000 as the $900,000 note receivable is collected from the purchaser of the data center.

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Included in the above Accounts Receivable is $1,800,000 due from one of the
Company's customers. Approximately $900,000 was paid prior to the filing of the above Unaudited Condensed Consolidated Pro Forma Balance Sheet and has been included in the pro forma entries.



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